Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
The following summarizes the material terms of the common stock, preferred stock and warrants of Acuren Corporation (“we,” “us,” “our,” and the “Company”) as set forth in our certificate of incorporation and our bylaws. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to applicable Delaware law and to the certificate of incorporation and bylaws.
Authorized Share Capital
The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 1,000,000 is designated Series A Preferred Stock (the “Series A Preferred Stock”).
As of March 21, 2025, the Company had 121,476,215 shares of common stock issued and outstanding, and 1,000,000 shares of Series A Preferred Stock issued and outstanding.
As of December 31, 2024, the Company had reserved 1,570,000 restricted share units of its authorized shares of common stock for issuance under its existing share-based compensation and other benefit plans, subject to increase in accordance with the terms of such plans.
Common Stock
Voting. Except as otherwise required by applicable law or as provided by the Company’s certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of the Company then outstanding), each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of stockholders of the Company. Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of the Company then outstanding), holders of common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of common stock, including the Series A Preferred Stock) vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, including the election of directors. There is no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the stockholders of the Company.
Dividends and distributions. Subject to applicable law and the rights of the holders of Series A Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of the Company then outstanding, the holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Company’s board of directors from amounts legally available therefor.
Liquidation, dissolution or winding up. Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock, in the event of the liquidation, dissolution or winding-up of the Company, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of the Company available for distribution after payment or reasonable provision for the payment of all creditors of the Company.
Redemption, conversion or preemptive rights. Holders of common stock have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of the Company’s shares or securities convertible into capital stock of the Company.
Other provisions. There are no redemption provisions or sinking fund provisions applicable to the common stock of the Company.
The powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of common stock of the Company may be subject to the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of any series of preferred stock of the Company, including the Series A Preferred Stock.
Shares Reserved for Future Issuances
Outstanding Warrants. As of March 21, 2025, there were 18,264,876 warrants outstanding, each warrant conferring the right to subscribe for one-fourth of a share of common stock (the “Warrants”). The Warrants were issued pursuant to a Warrant Instrument, dated as of May 16, 2023 (as supplemented, amended or amended and restated from time to time, the “Warrant Instrument”). Each Warrant entitles the registered holder (a “Warrantholder”) to subscribe for one-fourth of a share of common stock upon exercise at a price of $11.50 per whole share of common stock (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument and discussed below) at any time during the Subscription Period (defined below).

Outstanding Warrants are exercisable until 5:00 p.m. London time on July 30, 2027 (provided that if such day is not a trading day, the trading day immediately following such day), unless earlier redeemed in accordance with the Warrant Instrument and as described below (the “Subscription Period”). Subject to any such prior adjustment, each Warrantholder will be required to hold and validly exercise four Warrants in order to receive one share of common stock.
The Warrants are subject to mandatory redemption. The Company may call the Warrants for redemption:
•in whole but not in part,
•at a price of $0.01 per Warrant,
•upon not less than 20 days’ prior written notice of redemption to each Warrantholder,
•if, and only if, the “Average Price” (as defined in the Warrant Instrument) of the shares of the Company’s common stock equals or exceeds $18.00 per share (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant Instrument) for any 10 consecutive trading days.
The right to exercise the Warrants will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of one or more Warrants will have no further rights except to receive the redemption price for such holder’s Warrants upon surrender of such Warrants.
The exercise price and number of shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend or distribution, recapitalization, consolidation, combination or stock split. However, the Warrants will not be adjusted for issuances of shares at a price below the exercise price of the Warrants.
Subject to the terms and conditions of the Warrant Instrument, each of the Warrants are transferable by an instrument of transfer in any usual or common form, or in any other form which may be approved by or on behalf of the Company.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration of the Subscription Period at the address of the Receiving Agent (as defined in the Warrant Instrument) designated for such purposes, with the subscription notice form on the reverse side of the warrant certificate properly completed and executed as indicated, accompanied by full payment of the exercise price in cleared funds for the number of whole shares being acquired with respect to the Warrants being exercised. The Warrantholders do not have the rights or privileges of holders of shares until they exercise their warrants and receive shares. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each whole share of common stock held of record on all matters to be voted on by the holders of the Company’s common stock.
No fractional shares will be issued upon exercise of the Warrants. Accordingly, no Warrants are exercisable unless a sufficient number of Warrants are exercised to equal a whole number of shares upon such exercise. In addition, no fraction of a Warrant will be issued or returned to the Warrantholder following exercise and any such fraction, determined after aggregation of all Warrants being exercised by such holder, will lapse and be cancelled.
Preferred Stock
Blank Check Preferred. Under the Company’s certificate of incorporation, without stockholder approval, the Company’s board of directors is authorized by resolution to create and issue one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock), and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and terms and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The Company’s board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could be senior to and dilutive of rights, powers and preferences, if any, of the Company’s common stock and which could have certain anti-takeover effects. Before the Company may issue any new series of preferred stock, our board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.
Series A Preferred Stock. The Company has 1,000,000 shares of Series A Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in the certificate of incorporation.
Dividends. Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series A Preferred Stock and, if the Average Price (as defined in the certificate of incorporation) per share of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A

Preferred Stock will be entitled to receive, in respect of each Dividend Period (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):
A X B, where:
A = an amount equal to 20% of the increase (if any) in the value of a share of the Company’s common stock, such increase calculated as being the difference between (i) the Average Price (as defined in the certificate of incorporation) per share of common stock over the last ten consecutive trading days of the Dividend Period for such Dividend Period (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Period (subject to adjustment in accordance with the certificate of incorporation); and
B = 121,476,215, being such number of shares of the Company’s common stock equal to the number of ordinary shares of the Company outstanding immediately following the acquisition of ASP Acuren, Inc. by the Company (the “Acuren Acquisition”), which includes any ordinary shares issued pursuant to the exercise of warrants of the Company, but excluding any ordinary shares issued to shareholders or other beneficial owners of ASP Acuren, Inc. in connection with the Acuren Acquisition, which such number of shares is subject to adjustment as provided in the certificate of incorporation (the “Series A Preferred Dividend Equivalent”).
“Dividend Period” means the Company’s financial year (which may be twelve months or any longer or shorter period) as determined by the Company’s board of directors, except that (i) in the event of the Company’s dissolution, the relevant Dividend Period will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of common stock of the Company, the relevant Dividend Period will end on the trading day immediately prior to the date of such automatic conversion.
The Annual Dividend Amount is payable in shares of the Company’s common stock. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata to the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Period (the “Dividend Date”). Each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled, by the relevant Dividend Price.
In the event of a Change of Control, the holders of the Series A Preferred Stock will be entitled to receive, in the aggregate, a one-time dividend, equal to the Change of Control Dividend Amount, payable in the Company' s common stock, the Change of Control Dividend Amount being divided between the holders of the Series A Preferred Stock pro rata to the number of Series A Preferred Stock held by such holders immediately prior to the consummation of the Change of Control (the “Change of Control Dividend Date”). The Change of Control Dividend Amount shall be paid on the Change of Control Dividend Date by issuing to each holder of Series A Preferred Stock such number of shares of common stock as is equal to (i) the pro rata amount of the Change of Control Dividend Amount to which they are entitled, divided by the Change of Control Price (as defined below). For purposes of this calculation, (i) the “Change of Control Dividend Amount” means the aggregate amount determined by adding together each Annual Dividend Amount that would have been payable for each Dividend Period (or part thereof) occurring during the Change of Control Dividend Period assuming that (w) we do not enter into liquidation during such Change of Control Dividend Period, (x) the Series A Preferred Stock is not automatically converted into the Company’s common stock during the Change of Control Dividend Period, (y) no Change of Control occurs during the Change of Control Dividend Period and (z) the Dividend Price means, for each Dividend Period (or part thereof) in the Change of Control Dividend Period, the amount equal to the Change of Control Price increasing by eight percent (8%) per annum (compounded annually) for each such Dividend Period (or part thereof), (ii) “Change of Control Dividend Period” means the period beginning on the date of the consummation of the Change of Control and ending on the last day of the tenth full financial year following the completion of the Acuren Acquisition, and (iii) “Change of Control Price” means either (x) the cash amount per share to be received by holders of the Company’s common stock in connection with a Change of Control or (y) where the amount per share to be received by holders of the Company’s common stock in connection with a Change of Control is in a form other than cash, the Average Price for the last ten consecutive trading days prior to the consummation of the Change of Control event.
The precise number of shares of the Company’s common stock that may be required to be issued pursuant to the terms of the Series A Preferred Stock cannot be ascertained at this time.
The issue of the Company’s common stock in connection with the payment of the Annual Dividend Amount or Change of Control Dividend Amount will reduce (by the applicable proportion) the percentage stockholdings of those stockholders holding the Company’s common stock prior to such issuance not entitled to such dividends. This does not take into account any dilution which may occur as a result of any other issuance of the Company’s common stock pursuant to the other terms of the Series A Preferred Stock or otherwise and assumes that there is no adjustment (pursuant to the constitute documents) to the rate at which the Series A Preferred Stock convert into common stock.

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the common stock of the Company and any series of preferred stock of the Company ranking on parity with such common stock, the holders of the Series A Preferred Stock shall be entitled to receive when, as and if a dividend (other than a dividend paid in shares of the Company) is declared on the Company’s common stock by the board of directors (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of the Company’s common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.
Automatic Conversion. The Series A Preferred Stock will be automatically converted into shares of the Company’s common stock on a one-for-one basis (subject to certain adjustments in accordance with the terms of the Series A Preferred Stock) upon the earlier of (i) immediately following the Change of Control Dividend Date and (ii) the last day of the tenth full financial year following the consummation of the Acuren Acquisition, being December 31, 2034 (the “Automatic Conversion”).
Optional Conversion. By notice in writing and surrender of the relevant certificate or certificates to the Company, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of common stock on the fifth trading day after receipt by the Company of such written notice (the “Optional Conversion”). In the event of an Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of common stock for the Dividend Period in which the date of the Optional Conversion occurs.
Liquidation. Upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company (a “Liquidation”), each share of Series A Preferred Stock will be entitled to receive the amount that would have been received in respect of such share had it been converted into common stock.
Voting Rights. Each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock on all matters submitted to a vote of stockholders of the Company generally, voting together with holders of the Company’s common stock as a single class. The holders of Series A Preferred Stock will also have the right to vote separately as a single class on any amendment to the certificate of incorporation, whether by merger, consolidation, statutory conversion, domestication, continuance, statutory transfer or otherwise, that would adversely alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock and as provided by applicable Delaware law.
Exclusive Forum
The Company’s certificate of incorporation and bylaws provide that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers, stockholders or employees to us or our stockholders; (3) civil actions to apply, enforce any provision of the Delaware general corporation law; (4) actions asserting a claim subject to the jurisdiction of the Delaware Court of Chancery; or (5) actions asserting a claim governed by the internal affairs doctrine; provided, however, that the foregoing would not apply to any causes of action arising under the Securities Act or the Exchange Act. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the certificate of incorporation and bylaws provide that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act; provided, however, that the foregoing will not apply to any action asserting a claim under the Exchange Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Company’s certificate of incorporation and bylaws provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive United States federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Company’s certificate of incorporation and bylaws provide that the choice of forum provision does not apply to any action asserting claims arising under the Exchange Act. Accordingly, actions by our stockholders asserting claims arising under the Exchange Act or the rules and regulations thereunder must be brought in United States federal court.
Notwithstanding the forum provisions contained in the Company’s certificate of incorporation and bylaws, stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and consented to the forum selection provisions in the Company’s certificate of incorporation and bylaws.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, or other employees, which may discourage such lawsuits against the Company and its directors, officers, stockholders, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Company’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.
Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability of (a) a director or officer for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) transactions from which such director or officer derived an improper personal benefit; (b) a director for the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock; or (c) an officer in any action by or in the right of the corporation.
Under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation provides that no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the Company’s Certificate of Incorporation will not eliminate the directors’ or officers’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director and officer of the Company may be subject to personal liability for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) transactions from which such director or officer derived an improper personal benefit; each director of the Company may be subject to personal liability for the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock; and each officer of the Company may be subject to personal liability in any action by or in the right of the corporation. The provision also will not affect a director’s responsibilities under any other applicable law, such as the United States federal securities laws or state or federal environmental laws.

The Company’s bylaws also provide that the Company is required to indemnify and advance expenses to its present and former officers and directors to the fullest extent permitted by applicable law. For purposes of the indemnification and advancement rights described in this paragraph, references to the Company include Acuren Corporation as incorporated under British Virgin Islands law prior to the continuance of its existence under Delaware law as the Company.
Further, effective July 30, 2024, we entered into director indemnification agreements pursuant to which we agreed to additional indemnification and advancement procedures and protections for our directors.
Delaware Anti-Takeover Laws and the Certificate of Incorporation and Bylaws
Delaware law and the Company’s certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring the Company, even if the acquisition would be beneficial to our stockholders.
Pursuant to the certificate of incorporation, our board of directors have the authority to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of the Company and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.
Pursuant to the certificate of incorporation, the Company’s board of directors has the power to amend the bylaws of the Company, which may allow our board of directors to take certain actions to prevent an unsolicited takeover.
The Company is also subject to Delaware law prohibiting the Company from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:
•prior to such time, the Company’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder “owns” at least 85% of the outstanding “voting stock” (with certain exclusions); or
•at or after the person becomes an interested stockholder, the business combination is approved by our board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the Company not “owned” by the interested stockholder.
For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially “owning” 15% or more of the outstanding “voting stock” of the corporation and any entity or person affiliated or associated with such entity or person.
For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of the Company.